Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Biomarin Pharmaceutical Inc. of our report dated March 25, 2010 relating to the financial statements of Biomarin/Genzyme LLC, which appears in Biomarin Pharmaceutical Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 5, 2010